EXHIBIT 10.7

FORM OF MEMORANDUM AGREEMENT RE: CHANGES TO SEVERANCE AND CHANGE OF CONTROL POLICIES

[MGM RESORTS LETTERHEAD]

November 5, 2012

Re:  Changes to Severance and Change of Control Policies

To: [Name]

I am pleased to inform you that the Compensation Committee of the Board of Directors (the “Committee”) has approved certain changes to our compensation program that will provide you with severance protection and other benefits described below.

These changes affect your change of control severance benefits, your “regular” severance benefits and the treatment of your outstanding equity compensation awards (SARs and RSUs) and future grants of equity compensation awards in the event of your termination of employment.

Change of Control Policy

As you may know, the Committee adopted the MGM Resorts International Change of Control Policy for Executive Officers (the “COC Policy”), a copy of which has been included with this memorandum.  Pursuant to the terms of the COC Policy, only those executive officers of MGM Resorts International (the “Company”) selected by the Committee for participation will be entitled to the protections and benefits provided for in the COC Policy.  The Committee has determined that you will be eligible to participate in the COC Policy.

As described in more detail in the COC Policy included herewith, the COC Policy generally provides for the following severance benefits in the event of any termination of your employment by the Company other than for Employer’s Good Cause (as defined in the COC Policy) or by you for Participant’s Good Cause (as defined in the COC Policy) (and not by reason of your death or disability), in each case, during the period (the “COC Protection Period”) beginning six (6) months prior to a Change of Control (as defined under the COC Policy) and ending on the first anniversary of the Change of Control, subject to your execution and non-revocation of a general release of claims against the Company:

•                  a lump sum payment of an amount equal to two (2) times the sum of your annual base salary and target annual bonus (subject to a maximum payment of $4 million),

•                  a lump-sum payment equal to 1.5 times the cost of COBRA coverage (which is generally equivalent in value to the value of continued health and other insurance benefits) for a period of twenty-four (24) months following separation,

•                  full vesting of your then outstanding and unvested equity incentive awards with respect to any time-based vesting conditions.  With respect to equity awards with performance-based vesting conditions, any performance criteria or performance requirements that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their terms.

However, due to limitations imposed on the Company under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in no event will the COC Policy alter the timing of severance benefits that are considered nonqualified deferred compensation that is subject to (and not exempt from) Section 409A to a time different than the time period specified in your current employment agreement in the event of your termination of employment prior to the expiration of the specified term of your current employment agreement if such change in the timing of such benefits would result in a violation of Section 409A.  In implementing the preceding sentence, any additional severance benefits provided under the COC Policy in excess of the benefits provided under your employment agreement shall be paid on the first anniversary of the date of your termination of employment.

For the avoidance of doubt, in the event your employment terminates within the COC Protection Period, but prior to a Change of Control, any severance benefits provided to you under your existing employment agreement shall be offset against the payments and benefits otherwise due under the COC Policy.

Conditions

Subject to the provisions of Section 409A, the Committee has conditioned your participation in the COC Policy and receipt of the protection provided therein upon your agreement to: (i) waive any rights to any other severance compensation and/or benefits in connection with a termination of employment during the COC Protection Period, (ii) amend any provisions in your current employment agreement with the Company providing for severance compensation and/or benefits upon termination of employment outside of the COC Protection Period to provide for the severance benefits described below under the heading “Regular Severance” upon applicable terminations of employment, rather than the severance benefits currently provided for in your employment agreement, and (iii) amend any contrary provisions in each award agreement between you and the Company evidencing your outstanding SARs and RSUs to provide for the treatment upon termination of employment set forth below under the heading “Treatment of Equity Awards” rather than the treatment provided in your current award agreements.

Regular Severance

In addition to adopting the new COC Policy, the Committee has also adopted a new policy regarding severance compensation outside of the COC Protection Period.  Currently, severance benefits outside of a change of control scenario are generally equal to continued payment of your base salary through the end of your contract term, although some employment agreements may provide for additional severance compensation.

By signing below, you agree to waive the severance provisions of your employment agreement with the Company.  Instead, by signing below, upon any termination of your employment (other than during the COC Protection Period) by the Company other than for Employer’s Good Cause (as defined in your employment agreement) or by you for Employee’s Good Cause (as defined in

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your employment agreement), you will be entitled to the following severance benefits, subject to your execution and non-revocation of a general release of claims against the Company as provided for in your employment agreement:

•                  payment of an amount equal to the sum of your annual base salary and target annual bonus (subject to a maximum payment of $3 million), payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of termination,

•                  a lump-sum payment equal to 1.5 times the cost of COBRA coverage (which is generally equivalent in value to the value of continued health and other insurance benefits) for a period of twelve (12) months following separation, payable within thirty (30) days following the date of termination, and

•                  one (1) year of continued vesting of your then outstanding equity incentive awards as if your employment continued during such one-year period; provided that such continued vesting shall immediately cease and the then unvested portion of your outstanding equity awards, shall be forfeited in the event you breach any post-termination covenant with the Company or its affiliate in an employment agreement (after taking into account any applicable cure period).  With respect to equity awards with performance-based vesting conditions, any performance criteria or performance requirements that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their terms.

However, due to limitations imposed on the Company under Section 409A, in no event will the amendments described above alter the timing of severance benefits that are considered nonqualified deferred compensation that is subject to (and not exempt from) Section 409A to a time different than the time period specified in your current employment agreement in the event of your termination of employment prior to the expiration of the specified term of your current employment agreement if such change in the timing of such benefits would result in a violation of Section 409A.  In implementing the preceding sentence, any additional severance benefits provided hereunder in excess of the benefits provided under your employment agreement shall be paid on the first anniversary of the date of your termination of employment.

Treatment of Equity Awards

In addition, by signing below, you agree that any provisions in the current award agreements between you and the Company evidencing your outstanding SARs and RSUs regarding vesting at or after termination of employment (for any reason) are hereby amended, effective immediately, to provide that, upon termination of your employment with the Company for any reason the then unvested portion of your outstanding SARs and/or RSUs shall be forfeited immediately without any consideration; provided, however, that, (i) upon termination of employment by the Company without Employer’s Good Cause (as defined under the applicable award agreement) or by you with Participant’s Good Cause (as defined under the applicable award agreement), the terms of the COC Policy or as described above under “Regular Severance” shall apply and (ii) upon termination of employment by the Company due to your

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death or disability (as defined under the applicable award agreement), the portion of your SARs and/or RSUs, as applicable, that would have become vested and exercisable (but for such termination) under the schedule set forth in the applicable award agreement during the twelve (12) months from the date of the termination of employment shall become vested and exercisable on the same schedule.  With respect to equity awards with performance-based vesting conditions, any performance criteria or performance requirements that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their terms.

For the avoidance of doubt, the amendments your outstanding equity award agreements described above shall in no event change the time or form of payment under any equity award that is subject to (and not exempt from) Section 409A in a manner that would result in a violation of Section 409A.

Arbitration

In addition to the above, by signing below, you acknowledge and agree that any disputes between you and the Company relating to any of the above and/or the COC Policy shall be subject to resolution as described in the arbitration policy attached as Exhibit A hereto.

Miscellaneous

This is not an employment contract.  This memorandum is not to be interpreted as a guarantee or contract of continuing employment.

I continue to value your efforts to the Company and look forward to your continued contribution.

Sincerely,

[NAME]

I accept and agree to the terms of this memorandum and accept participation the COC Policy on the conditions described herein.  I understanding that my acceptance of participation in the COC Policy does not in any way alter the Committee’s rights to remove me as a Participant pursuant to Section 2.2 of the COC Policy.

[NAME]	Date

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EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered to be a part of the Agreement.

1.                                      Except for a claim by either Employee or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the agreement or policy, as applicable, the breach hereof, or Employee’s employment by the Company, including without limitation any claim involving the interpretation or application of the agreement or policy, as applicable, or wrongful termination or discrimination claims, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph.  This Exhibit A covers any claim Employee might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them.  The promises by the Company and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the agreement or policy, as applicable.

2.                                      Claims Subject to Arbitration.  This Exhibit A covers all claims arising in the course of Employee’s employment by the Company except for those claims specifically excluded from coverage as set forth in paragraph 3 of this Exhibit A.  It contemplates mandatory arbitration to the fullest extent permitted by law.  Only claims that are justifiable under applicable state or federal law are covered by this Exhibit A.  Such claims covered by this arbitration provision include, but are not limited to, any dispute or controversy arising out of Employee’s employment, the events leading up to Employee being offered employment, the cessation of Employee’s employment, the compensation, terms, and other conditions of Employee’s employment, or statements made or actions taken at any time regarding Employee’s employment at the Company which could have been brought in a court of competent jurisdiction, including, but not limited to, claims under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; Sections 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act, as amended; the federal Family and Medical Leave Act; the Lilly Ledbetter Act; GINA; all laws arising under the State of Nevada pertaining to civil rights, employment, whistleblower, or common law, and any other federal, state, or local civil or human rights law, or any other local, state or federal law, regulation, or ordinance, as well as any claim based on any public policy, contract, tort, or common law or any claim for costs, attorney’s or other fees, or other expenses, wages or other compensation; work related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims (collectively, “Claims”).  Employee expressly understands and agrees that Employee shall have no right or authority to raise any dispute or to have any dispute heard or arbitrated as a class or collective action or in a representative or private attorney general capacity on behalf of a class of persons or the general public.  This arbitration provision does not require arbitration of claims for workers’ compensation or unemployment insurance.  This Arbitration Agreement is intended to be construed as broadly as possible under applicable law so that all claims and defenses that could be raised before a court must instead be raised in arbitration.  However, nothing in this arbitration provision shall be construed as precluding Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or equivalent state agency, the National Labor Relations Board, or any other similar state or federal agency seeking administrative resolution of a dispute or claim.

3.                                      Claims Not Subject to Arbitration.  Claims under state workers’ compensation statutes or unemployment compensation statutes are specifically excluded from this Exhibit A.  Claims pertaining to any of the Company’s employee welfare benefit and pension plans are excluded from this Exhibit A.  In the case of a denial of benefits under any of the Company’s employee welfare benefit or pension plans, the filing and appeal procedures in those plans must be utilized.  Claims by the Company or Employee for injunctive or other relief for violations of non-competition and/or confidentiality agreements are also specifically excluded from this Exhibit A.

4.                                      Non-Waiver of Substantive Rights.  This Exhibit A does not waive any rights or remedies available under applicable statutes or common law.  However, it does waive Employee’s right to pursue those rights and remedies in a judicial forum.  By signing the acknowledgment at the end of this Exhibit A, the undersigned Employee voluntarily agrees to arbitrate his or her claims covered by this Exhibit A. This Exhibit A also does not waive the Employee’s right to file a charge or complaint with any federal or state agency, including with the Equal Employment Opportunity Commission.

5.                                      Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Employee and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim.  The failure to initiate arbitration within this time limit will bar any such claim.  Any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.  The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim to the other party.  If the Employee is the aggrieved party, notice must be given to the President of the Company with a copy to MGM Resorts International’s Executive Vice President and General Counsel.  If the Company is the aggrieved party, notice must be given to the Employee at the last known address provided by Employee.  The written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

6.                                      Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes.  The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened.  The parties shall select one arbitrator from among a list of seven qualified neutral arbitrators provided by JAMS.  If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

7.                                      Representation/Arbitration Rights and Procedures:

a.              Employee may be represented by an attorney of Employee’s choice at Employee’s own expense.

b.              The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable.  In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between an employer and employee under Nevada law.  The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.               The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law.  In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.              The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.               The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS.  The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding.  The parties shall have the right to file a motion to dismiss and a motion for summary judgment, and the arbitrator shall entertain such motions.

f.                The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure.  The arbitrator shall have subpoena power so that either Employee or the Company may summon witnesses.  The arbitrator shall use the Federal Rules of Evidence.  Both parties have the right to file a post hearing brief.  Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.               Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada, except that if the Employee is employed by the Company in the United States but outside Clark County, Nevada, the arbitration hearing or proceeding shall take place in the county and State in which Employee is employed or was last employed.

8.                                      Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law.  The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested.  The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law.  The arbitrator’s decision is final and binding on both parties.  Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.              Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to confirm, enforce, vacate or modify an arbitration award.

b.              In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Employee which is subject to arbitration under this Exhibit A, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

9.                                      Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator.  Employee and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses.  If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

10.                               The arbitration provisions of this Exhibit A shall survive the termination of Employee’s employment with the Company and the expiration of the agreement or policy, as applicable.  These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

11.                               The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of the COC Policy or any agreement between the Company and Employee.

12.                               Capitalized terms not defined in this Exhibit A shall have the same definition as in the memorandum to which this is Exhibit A.

13.                               If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A.  All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT:  THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury.  It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in this Exhibit A.

Employee further acknowledges that Employee has been given the opportunity to discuss this Exhibit A with Employee’s private legal counsel and that Employee has availed himself/herself of that opportunity to the extent Employee wishes to do so.

EMPLOYEE	COMPANY

By: